EXHIBIT 99.1


      Redhook Ale Brewery Reports 2003 Third Quarter Improvement

    SEATTLE--(BUSINESS WIRE)--Nov. 4, 2003--Redhook Ale Brewery, Incorporated (Nasdaq:HOOK) announced sales of $11,111,000 and shipments of 58,700 barrels in the third quarter of 2003. As compared to sales of $10,691,000 and shipments of 58,400 barrels in the 2002 third quarter, sales and shipments in the 2003 third quarter increased 3.9% and 0.5%, respectively. Average revenue per barrel also improved modestly, due to strength in pricing as well as an increase in sales in the pubs located in the Company's two breweries.
    Gross profit improved $411,000 to $3,064,000 in the 2003 third quarter from $2,653,000 in the 2002 third quarter. In addition, the 2003 third quarter gross profit improved to 29.9% of net sales from 27.1% for the comparable 2002 quarter. The Company reported a net loss for the 2003 third quarter of $211,000, or $0.04 loss per share, compared to a 2002 third quarter net loss of $355,000, or $0.05 loss per share. The 2003 and 2002 third quarters' basic loss per share were computed using weighted average shares outstanding of 6.2 million and
6.7 million, respectively.
    The Company has continued to experience an increase in some of its direct costs in 2003, including raw materials and packaging, as well as an increase in some of its indirect costs following the expansion of its brewing capacity in its New Hampshire brewery. However, as a percentage of net sales, cost of sales decreased to 70.1% in the 2003 third quarter from 72.9% in the comparable 2002 quarter.
    President and CEO Paul Shipman commented, "We are pleased to report improvement in our operations in a quarter over quarter comparison. We experienced numerous areas of better performance, but challenges remain. The Company continues to address these challenges while taking advantage of opportunities that present themselves in building the long-term value of the Redhook brands."
    The Company's 2003 third quarter operating loss was $172,000. Selling, general and administrative expenses increased $249,000 to $3,236,000 from 2002 third quarter expenses of $2,987,000, also increasing as a percentage of net sales to 31.6% from 30.5%, respectively. Significant components continue to be expenditures for the Company's promotion programs as well as salaries for the national sales force. Interest expense and interest income continue to be affected by declining interest rates.
    For the nine months ended September 30, 2003, sales were up 3.5% and volume increased 1.6% to $32,113,000 and 174,300 barrels, respectively. Year-to-date 2003 gross profit improved 6.1% to $8,155,000 from gross profit of $7,684,000 in the comparable 2002 period. Gross profit was also moderately higher as a percentage of net sales, increasing to 27.7% from 27.1% in the comparable 2002 period. Cost of sales increased on a per barrel basis, impacted by increases in the cost of raw materials, packaging and brewing supplies, as well as higher freight costs driven by fuel surcharges. Selling, general and administrative expenses were higher at $9,006,000 and $8,776,000 for the first nine months of 2003 and 2002, respectively. As a percentage of net sales, selling, general and administrative expenses decreased slightly to 30.6% in the 2003 period from 30.9% in the comparable 2002 period. Redhook continues to focus on effective sales and marketing programs, supported by the effort and commitment of its wholesalers. Interest expense declined $26,000 in the first nine months of 2003 as compared to 2002 due to lower average interest rates and a declining term loan balance. Other income (expense) -- net increased $32,000 in the first nine months of 2003 as compared to the same period in 2002, largely attributable to $95,000 in losses recorded on the disposal of fixed assets during the second and third quarters of 2002, partially offset by a decline in interest income in 2003.
    For the nine months ended September 30, 2003, the Company's effective tax rate was 0%. The Company recorded a valuation allowance equal to its estimated tax benefit. The valuation allowance covers certain state and federal net operating tax loss carryforwards that may expire before the Company is able to utilize the tax benefit.
    The Company's cash balance at September 30, 2003, was $6.6 million, reflecting a decline of $425,000 since December 31, 2002. Principal uses of cash included capital expenditures, planned repayments of outstanding debt, and the repurchase of Company stock under its stock repurchase program during the first and second quarters of 2003. Since December 31, 2002, the Company has repurchased 101,400 shares of its Common Stock totaling $231,000, and had capital expenditures totaling $831,000 related primarily to the expansion of fermentation cellars in the Portsmouth, New Hampshire brewery to accommodate the anticipated increase in East Coast volume.
    As compared to strong shipments in October 2002, shipments in October 2003 declined approximately 2%. The Company believes that sales volume for the first month of the quarter should not be relied upon as an accurate indicator of results for future periods. The Company has historically operated with little or no backlog and, therefore, its ability to predict sales for future periods is limited.
    With the exception of the historical information contained herein, the matters described may contain forward-looking statements that involve risks and uncertainties, including those described under the caption entitled, "Certain Considerations: Issues and Uncertainties" in the Company's Annual Report on Form 10-K for the year ended December 31, 2002, filed with the Securities and Exchange Commission, and elsewhere in the Company's periodic reports.
    A conference call will be held tomorrow, Wednesday, November 5, 2003, at 8:30 a.m. PST (11:30 a.m. EST). The purpose of the conference call is to discuss this announcement and the results for the Company's third quarter ended September 30, 2003. A live webcast of the conference call can be accessed through the Company's website, http://www.Redhook.com/ (select About Redhook -- Investor Relations -- Calendar of Events) or through CCBN's individual investor center at http://www.fulldisclosure.com or other Internet portals such as Yahoo! and Netscape. The conference call can also be accessed by telephone. To insure phone line availability, please call or email Anne Mueller at 425-483-3232 (x115) or Investor.Relations@Redhook.com to confirm your participation and receive conference call instructions. A replay of the call will also be available both on the Internet and by phone.
    Redhook is one of the leading independent brewers of craft beers in the United States and is the leading craft brewer in Washington State. The Company produces seven styles of beer marketed under distinct brand names: Redhook ESB, Redhook India Pale Ale (IPA), Redhook Blonde Ale, Blackhook Porter, and its seasonal offerings, Sunrye Ale, Winterhook and Nut Brown Ale. Redhook brews its specialty bottled and draft products exclusively in its two Company-owned breweries, one in the Seattle suburb of Woodinville, Washington and the other in Portsmouth, New Hampshire. The Company distributes its products through a network of third-party wholesale distributors and a long-term distribution alliance with Anheuser-Busch, Incorporated. Redhook beer is available in 48 states. Please visit the Company's website at www.redhook.com to learn more about Redhook and its products.

                  REDHOOK ALE BREWERY, INCORPORATED
                            FINANCIAL DATA


STATEMENTS OF OPERATIONS

                      Three Months Ended         Nine Months Ended
                         September 30,             September 30,
                   ------------------------- -------------------------
                       2003         2002         2003         2002
                    -----------  -----------  -----------  -----------
Sales (A)          $11,110,622  $10,690,846  $32,113,402  $31,032,571
Less Excise Taxes      868,381      896,854    2,669,775    2,660,790
                    -----------  -----------  -----------  -----------
Net Sales           10,242,241    9,793,992   29,443,627   28,371,781
Cost of Sales        7,178,361    7,140,714   21,288,966   20,687,644
                    -----------  -----------  -----------  -----------
Gross Profit         3,063,880    2,653,278    8,154,661    7,684,137
Selling, General
 and
 Administrative      3,236,106    2,986,710    9,005,919    8,776,387
                    -----------  -----------  -----------  -----------
Operating Income
 (Loss)               (172,226)    (333,432)    (851,258)  (1,092,250)
Interest Expense        45,743       61,840      146,488      172,203
Other Income -
 Net                     6,965      (24,174)      40,393        8,350
                    -----------  -----------  -----------  -----------
Income (Loss)
 before Income
 Taxes                (211,004)    (419,446)    (957,353)  (1,256,103)
Income Tax
 (Benefit)                   -      (64,534)           -     (125,610)
                    -----------  -----------  -----------  -----------
Net Income (Loss)  $  (211,004) $  (354,912) $  (957,353) $(1,130,493)
                    ===========  ===========  ===========  ===========
Basic Earnings
 (Loss) per
 Share (B)         $     (0.04) $     (0.05) $     (0.16) $     (0.17)
                    ===========  ===========  ===========  ===========
Diluted Earnings
 (Loss) per
 Share (B)         $     (0.04) $     (0.05) $     (0.16) $     (0.17)
                    ===========  ===========  ===========  ===========
Barrels Shipped         58,700       58,400      174,300      171,600
                    ===========  ===========  ===========  ===========


CONDENSED CASH FLOW DATA
                                                Nine Months Ended
                                                   September 30,
                                          ----------------------------
                                                2003          2002
                                             -----------   -----------
Net Income (Loss)                          $   (957,353) $ (1,130,493)
Depreciation and Amortization                 2,286,637     2,334,519
Other                                          (355,509)    1,043,624
                                             -----------   -----------
Cash Provided by Operating Activities           973,775     2,247,650
                                             -----------   -----------
Cash Used in Investing Activities              (830,939)     (450,314)
                                             -----------   -----------
Cash Used in Financing Activities              (568,167)   (1,083,536)
                                             -----------   -----------
    Increase (Decrease) in Cash and Cash
     Equivalents                           $   (425,331) $    713,800
                                             ===========   ===========

CONDENSED BALANCE SHEET DATA
                                          Sept. 30, 2003 Dec. 31, 2002
                                          -------------- -------------
Cash and Cash Equivalents                  $  6,582,020  $  7,007,351
Other Current Assets                          5,274,110     4,561,212
Fixed Assets, Net                            66,496,697    68,360,716
Other                                            33,976        52,592
                                             -----------   -----------
    Total Assets                           $ 78,386,803  $ 79,981,871
                                             ===========   ===========
Current Liabilities                        $  7,195,268  $  7,223,011
Long-Term Debt                                5,737,500     6,075,000
Deferred Income Taxes                           426,993       468,798
Convertible Redeemable Preferred Stock       16,221,555    16,188,255
Common Stockholders' Equity                  48,805,487    50,026,807
                                             -----------   -----------
    Total Liabilities, Preferred Stock,
     and
        Common Stockholders' Equity        $ 78,386,803  $ 79,981,871
                                             ===========   ===========

(A) Includes retail and other sales of $1,514,000 and $1,374,000 for the three months ended September 30, 2003 and 2002, and $3,543,000 and $3,457,000 for the nine months ended September 30, 2003 and 2002, respectively.

(B) Weighted average shares outstanding totaled 6.2 million and 6.7 million for the three months ended September 30, 2003 and 2002, and 6.2 million and 6.8 million for the nine months ended
    September 30, 2003 and 2002, respectively.

    CONTACT: Redhook Ale Brewery, Incorporated
             David Mickelson, 425-483-3232, ext. 201
             Anne Mueller, 425-483-3232, ext. 115